Exhibit 10.1

ePlus inc.
Restricted Stock Award Agreement

Award Recipient:	%%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%

Grant Number:	%%OPTION_NUMBER%-%

Date of Award:	%%OPTION_DATE,’Month DD, YYYY’%-%

Total Number of Shares:	%%TOTAL_SHARES_GRANTED,’999,999,999’%-%

Vesting Schedule: The Restricted Stock Award will vest with respect to one-third of the award (rounding down in years 1 and 2 to avoid a fractional share) on each of the following dates (each, a vesting date): %%VEST_DATE_PERIOD1,'Month DD, YYYY'%-%, %%VEST_DATE_PERIOD2,'Month DD, YYYY'%-%, and %%VEST_DATE_PERIOD3,'Month DD, YYYY'%-%

1.
Restricted Stock Award – Terms and Conditions. This Agreement confirms the grant under and subject to the provisions of the ePlus inc. 2021 Employee Long-Term Incentive Plan (the “Plan”) and the terms and conditions set forth herein (“Terms and Conditions”) to the above-named Participant of the number of a Restricted Stock award of such number of shares of common stock, $0.01 par value per share (the “Common Stock”), of the Company as set forth above. The Restricted stock is granted to Participant in consideration of the services to be rendered by Participant to the Company or its subsidiaries. This Agreement merely evidences such grant, and does not constitute property of any nature or type or confer any additional rights. This grant is subject in all respects to the applicable terms of the Plan. A copy of the Plan (or related Prospectus delivered to you with this Agreement) may be obtained at no cost by contacting the HR Department at hr@eplus.com.

2.
Restriction Period. For purposes of this Agreement, the Restriction Period is the period beginning on the grant date and ending on vesting date(s) or, if earlier, upon termination of employment as the result of Participant’s death or Disability or upon a Change in Control, as defined in the Plan, provided Participant is in employment with the Company on the date of the Change in Control (the “Restriction Period”). Upon termination of Participant’s employment for any other reason prior to the date that Participant becomes 100% vested in the Award, the unvested Shares shall be forfeited immediately and Participant shall have no right with respect to the unvested Shares. No additional Shares shall vest after the date of termination of Participant’s employment.

3.
Restrictions and Forfeiture. The Restricted Stock is granted to the Participant subject to the prohibitions on transfer set forth in Section 6 below, which shall lapse, if at all, upon the expiration of the Restriction Period as described in Section 7 below.

4.
Rights During Restriction Period. During the Restriction Period, the Participant shall be the record owner of the Restricted Stock and may exercise full voting rights with respect to all Common Stock subject to the award. The Restricted Stock shall accrue dividends that will be credited in the form of cash or securities, as applicable, to the Participant’s account, on the date the dividend is issued. At the end of the Restriction Period, all credited cash dividends or securities, as applicable, will be distributed to the Participant. If the number of outstanding shares of Common Stock is changed as a result of a stock dividend, stock split or the like, without additional consideration to the Company, the Restricted Stock subject to this award shall be adjusted to correspond to the change in the outstanding shares of the Company’s Common Stock.

5.
Release of Award. Provided the award has not previously been forfeited, as soon as reasonably practicable following the expiration of the Restriction Period and the satisfaction of the applicable tax withholding obligations, the Company shall at its option, cause the Restricted Stock to which the Participant is entitled pursuant hereto (i) to be released without restriction on transfer by delivery to the custody of the Participant of a stock certificate in the name of the Participant or his or her designee, or (ii) to be credited without restriction on transfer to a book-entry account for the benefit of the Participant or his or her designee maintained by the Company’s stock administrator, stock transfer agent or its designee.

6.
Prohibition Against Transfer. Until the expiration of the Restriction Period, the award and the Restricted Stock subject to the award and the rights granted under the Terms and Conditions and this Agreement are not transferable except to family members or trusts by will or by the laws of descent and distribution, provided that the award and the Restricted Stock may not be so transferred to family members or trusts except as permitted by applicable law or regulations. Without limiting the generality of the foregoing, except as aforesaid, until the expiration of the Restriction Period, the award and shares of Restricted Stock may not be sold, exchanged, assigned, transferred, pledged, hypothecated, encumbered or otherwise disposed of, shall not be assignable by operation of law, and shall not be subject to execution, attachment, charge, alienation or similar process. Any attempt to effect any of the foregoing shall be wholly ineffective.

7.
Forfeiture; Termination of Employment. Shares of Restricted Stock that are included in this award shall be forfeited by the Participant upon the Participant’s termination of employment prior to vesting for any reason other than death or Disability, as defined in the Plan. All shares of Restricted Stock will immediately vest upon a Change in Control, as defined in the Plan, provided Participant is in employment with the Company on the date of the Change in Control.

8.
Tax Withholding. Participant shall be required to meet any applicable tax withholding obligations in accordance with the provisions of the Plan. The Committee shall be authorized, in its sole discretion, to establish such rules and procedures relating to the use of Shares to satisfy any tax withholding obligations as it deems necessary and appropriate. Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding, the ultimate liability for all tax-related items is and remains the Participant’s responsibility.

9.
Tax Elections. Participant acknowledges that Participant has considered the advisability of all tax elections in connection with the purchase of the Shares, including the making of an election under Section 83(b) under the Internal Revenue Code of 1986, as amended (“Code”); Participant further acknowledges that the Company has no responsibility for the making of such Section 83(b) election. In the event Participant determines to make a Section 83(b) election, Participant agrees to timely provide a copy of the election to the Company as required under the Code.

10.
Miscellaneous. These Terms and Conditions and other portions of this Agreement: (a) shall be binding upon and inure to the benefit of any successor of the Company; (b) shall be governed by the laws of the State of Delaware and any applicable laws of the United States; and (c) except as permitted under Sections 7 and 8 of the Plan, may not be amended without the written consent of both the Company and the Participant.

11.
No Agreement to Employ. The Agreement shall not in any way interfere with or limit the right of the Company to terminate the Participant’s employment or service with the Company at any time, and no contract or right of employment shall be implied by the Terms and Conditions and this Agreement of which they form a part.

12.
Incorporation of Plan Provisions. The Terms and Conditions and this Agreement are made pursuant to the Plan, the provisions of which are hereby incorporated by reference (including without limitation, Section 6(g)(xii) of the Plan, such that the Participant may be subject to the forfeiture of the unvested portion of this Restricted Stock award and must return any vested shares already delivered pursuant to this Agreement in certain circumstances described in that section). Capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the Plan. In the event of a conflict between the terms of the Terms and Conditions and this Agreement, and the Plan, the terms of Plan shall govern.

13.
Adjustment of Award. In the event it is determined that the grant, vesting or Common Stock delivery or cash payment under an award of Restricted Stock was made based on incorrect financial results, the Compensation Committee of the Board of Directors will review such grant, vesting, delivery or payment. If the amount of the grant, vesting, delivery or payment would have been lower had the level of achievement of applicable financial performance goals been calculated based on the correct financial results, the Compensation Committee may, in its sole discretion, adjust (i.e., lower) the amount of such grant, vesting, delivery or payment so that it reflects the amount that would have applied based on the correct financial results and, to the extent permitted by applicable law, require the reimbursement by the Participant of any amount delivered or paid to or received by the Participant with respect to such award. Additionally, Common Stock deliveries or cash payments under this Agreement are subject to recovery by the Company to the extent required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the Sarbanes-Oxley Act of 2002 and any regulations promulgated thereunder.

14.
Parachute Payments. In the event that any payment or benefit received or to be received by the Participant under this Agreement or any other award under the Plan in connection with a Change in Control, as defined in the Plan, (collectively, the “Change in Control Payments”) would (i) constitute (together with other payments or benefits contingent on a Change in Control) a “parachute payment” within the meaning of Section 280G of the Code or any successor provision and (ii) but for this section, be subject to the excise tax imposed by Section 4999 of the Code or any successor provision (the “Excise Tax”), then the Participant shall receive:

(A)
the full amount of such Change in Control Payments, or

(B)
such lesser amount of such Change in Control Payments, which would result in no portion of such Change in Control Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of payments or benefits contingent on the Change in Control (including without limitation the Change in Control Payments), notwithstanding that all or some portion of such Change in Control Payments may be taxable under Section 4999 of the Code.

Any determination required under this section shall be made in writing by an independent public accounting firm or other independent third party selected by the Company (the “Accountants”), whose costs shall be paid by the Company and whose determination shall be conclusive and binding upon the Participant and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. In the event the Accountants determine the Change in Control Payments are to be reduced under (B) above, such reduction shall first be made as to any such Common Stock payment or benefit under any Plan awards in reverse chronological order of the grant date, then any such cash payment or benefit under any Plan awards in reverse chronological order of the grant date.

15.
Committee Authority. The Committee will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares of Restricted Stock have vested). Any dispute regarding the interpretation of this Agreement or the Plan shall be submitted by the Participant or the Company to the Committee for review. All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon Participant, the Company and all other interested persons.

16.
Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior or contemporaneous written or oral agreements and understandings of the parties, either express or implied.